Exhibit 10.5

REALNETWORKS, INC.

AMENDED AND RESTATED CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amended and Restated Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between             (“Executive”) and RealNetworks, Inc., a Washington corporation (the “Company”), effective as of May , 2011 (the “Effective Date”). The Agreement replaces the Change in Control and Severance Agreement previously entered into between Executive and the Company, which was dated             , 2010.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of a change in control or be subject to a change of control event. The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company, on behalf of the Board of Directors (the “Board”), recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment in connection with a Change in Control (as defined herein) of the Company.

2. The Compensation Committee believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its shareholders.

3. The Compensation Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the earlier of (i) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, or (ii) upon the expiration of a period of no less than twenty four (24) months following the Company’s written notice to Executive of the termination of the Agreement, provided, however, that any notice to Executive must be provided before the commencement of the Change in Control Period.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as otherwise may be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”).

3. Change in Control. In the event of a Change in Control, no portion of any Retention Payment (as defined and set forth in the letter agreement by and between the Company and Executive dated February 24, 2010 (the “Retention Letter”)) that remains unpaid as of the date of the Change in Control will remain subject to the discretion of the Compensation Committee of the Company’s Board. Accordingly, with respect to any Retention Payment scheduled to be paid after the Change in Control, the maximum potential amount of such Retention Payment (including any formerly discretionary portion) will become payable upon satisfaction of Executive’s continued full-time employment through each relevant scheduled payment date in accordance with the Retention Letter.

4. Severance Benefits. If, during the Change in Control Period, either (i) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Executive’s Disability, or (ii) Executive resigns for Good Reason, then, in each case subject to Section 5, Executive will receive from the Company the payments and benefits in (a) through (e) below:

(a) Base Salary Severance. Executive will receive a lump sum severance payment equal to one hundred twenty-five percent (125%) of Executive’s annual base salary as in effect at the time that provides the highest annual base salary among the following: (i) immediately prior to Executive’s termination of employment, (ii) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 7(f) below, and (iii) immediately prior to the Change in Control. Such amount will be paid within the Applicable Payment Period. In addition, as set forth in the retention letter agreement between the Company and Executive dated February 24, 2010, (the “Retention Letter”), within thirty (30) days following the date of Executive’s termination of employment, the Company will pay Executive the remaining unpaid amount (as determined in accordance with the terms and conditions of the Retention Letter), if any, of Executive’s Retention Payment (as defined under the Retention Letter).

(b) Target Bonus Severance. Executive will receive a lump sum severance payment equal to one hundred twenty-five percent (125%) of Executive’s target bonus as in effect for such period that provides the highest target bonus for Executive among the following: (i) the fiscal year in which Executive’s termination occurs (unless the termination occurs as a result of clause (iii) of the definition of “Good Reason” under Section 7(f) below, in which case the amount will be equal to Executive’s target bonus in effect prior to such reduction), (ii) the fiscal year in which the Change in Control occurs, and (iii) the fiscal year preceding the fiscal year in which the Change in Control occurs. Such amount will be paid within the Applicable Payment Period.

(c) Prorated Incentive Bonus. Executive will receive a lump sum severance payment equal to Executive’s prorated bonus for any partial incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (at an assumed 100% on-target achievement of applicable goals) to the extent not already paid, at the target level in effect for the period that provides the highest target bonus amount among the following: (i) the fiscal year in which Executive’s termination of employment occurs (unless the termination occurs as a result of clause (iv) of the definition of “Good Reason” under Section 7(f) below, in which case the amount under this clause (i) will be equal to Executive’s target bonus in effect prior to such reduction), (ii) the fiscal year in which the Change in Control occurs, and (iii) the fiscal year preceding the year in which the Change in Control occurs. Such amount will be paid within the Applicable Payment Period.

(d) Equity. All of Executive’s unvested and outstanding equity awards granted on or after February 1, 2010, will vest immediately and become exercisable as of the date of Executive’s termination of employment. In addition, Executive will have twelve (12) months following the date of Executive’s termination of employment in which to exercise Executive’s equity awards (including, but not limited to, any awards that become vested in accordance with the preceding sentence), and are outstanding, as of the date of Executive’s termination of employment; provided, however, (A) in no event will Executive’s equity awards be permitted to be exercised beyond their original maximum term to expiration and (B) notwithstanding the foregoing, the extension of post-termination exercisability described in this Section 4(d) will not apply to any of Executive’s stock options to purchase shares of the Company’s common stock granted prior to the Effective Date to the extent such options are intended to constitute and do qualify as incentive stock options within the meaning of Section 422 of the Code.

(e) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of eighteen (18) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 4(e), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which Executive terminates employment and will end on the earlier of (x) the date upon which Executive becomes covered under similar plans or (y) the last day of the eighteenth (18th) calendar month following the month in which Executive terminations employment.

(f) Voluntary Resignation without Good Reason; Termination for Cause; Death or Disability. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason during the Change in Control Period), for Cause by the Company, without Cause by the Company (except during the Change in Control Period) or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to

Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will be eligible for severance benefits only in accordance with any other written agreement between the Company and the Executive then in-effect and/or under the Company’s then-existing standard policies (if any).

5. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which Executive’s termination of employment occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 4 of this Agreement that would be considered Deferred Payments (as defined in Section 5(c) below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 5(a)(ii), or (C) such time as required by Section 5(c).

(ii) No severance payments and benefits under Section 4 of this Agreement will be paid or provided unless and until the Release is signed by Executive, delivered to the Company and if applicable, any seven day revocation period contained in the Release expires without Executive revoking the Release. Any severance payments and benefits otherwise payable to Executive between the date of Executive’s termination of employment and the date the Release is delivered to the Company and becomes irrevocable will be paid on the date the Release is delivered to the Company (if the Release contains no seven day revocation period) or on the date that the seven day revocation period expires (if the Release contains a seven day revocation period). In the event of Executive’s death before all of the severance payments and benefits under Section 4 have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b) Non-disparagement, No-hire, and Non-solicitation. Executive agrees, to the extent permitted by applicable law, that in the event Executive receives severance pay or other benefits pursuant to Sections 3 and 4 above,

(i) that for a period of one (1) year immediately following the date of Executive’s termination of employment, Executive will refrain from any disparaging statements about the Company and its officers, directors and affiliates, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company; provided, however, that the foregoing requirement under this Section 5(b)(i) will not apply to any statements that Executive makes in addressing any statements made by the Company, its officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the good faith judgment of Executive, truthful; and

(ii) that for a period of one (1) year immediately following the date of Executive’s termination of employment, Executive will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company, either for Executive’s own purposes, or for any other person or entity. Executive acknowledges and agrees that the Company is relying on Executive’s compliance with this Section 5(b) as an essential term of this Agreement.

(iii) If Executive becomes entitled to receive any benefits or payments pursuant to Section 4 and a majority of the Board determines that Executive has committed a material violation of this Section 5(b) that results in substantial harm to the Company, the Company will be entitled to cease providing and/or recover any payments made or benefits provided pursuant to Section 4. The Company’s rights pursuant to this Section 5(b) are in addition to any remedies it may have for breach of contract or otherwise; further, the remaining terms of this Agreement, as well as the Release contemplated by Section 5(a), as applicable, will remain in full force and effect.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Specifically, the payments hereunder are intended to be exempt from the requirements of Section 409A under the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Executive and Company agree that this Agreement, as amended, complies in form with the requirements of Section 409A based on the applicable IRS and Treasury regulations and guidance issued under Section 409A as of the date of this Agreement and the Company presently does not intend to report any income to Executive under Section 409A with respect to benefits under this Agreement, as amended. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits under Sections 3 and 4 will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Applicable Payment Period. For the purposes of this Agreement, “Applicable Payment Period” means a date within forty-five (45) days following the applicable of: (i) the Change in Control, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason before a Change in Control as specified in Section 7(d)(i); or (ii) the termination of employment, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason coincident with or after a Change in Control as specified in Section 7(d)(ii).

(b) Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony involving moral turpitude (including under federal securities laws), resulting in material harm to the Company; (ii) the willful, substantial and continuing failure of Executive to perform the reasonable duties of his position for a period of at least thirty (30) days following written notice from the Board to the Executive that describes the basis for the Board’s belief that Executive has not substantially performed his reasonable duties for reasons other than illness or incapacity; (iii) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Executive involving the Company or any of its subsidiaries, in each case that is intended to result in the substantial personal enrichment of Executive and that results in substantial, material harm to the Company; or (iv) Executive’s violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, which violation results in substantial, material harm to the Company.

Other than for a termination pursuant to Section 7(b)(i), Executive will receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, if Executive wishes to avail himself of his opportunity to be heard before the Board prior to the Board’s termination of Executive’s employment for Cause, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(c) Change in Control. “Change in Control” means the occurrence of any of the following:

(i) during any period of twenty-four (24) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Company’s initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or

(ii) any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below); or

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or

(iv) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur as a result of the sale, spin-off, or other divestiture of the Company’s Games and/or Rhapsody businesses.

(d) Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period (i) commencing three (3) months before the occurrence of a Change in Control and (ii) ending twenty-four (24) months after the Change in Control.

(e) Disability. “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(f) Good Reason. “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent:

(i) a material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control (including, for example, but not by way of limitation, a material reduction due to (A) the Company ceasing to be a publicly held company; or (B) the Company becoming part of a larger entity (unless Executive receives substantially the same level of duties, authorities and responsibilities with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity));

(ii) a material reduction in Executive’s annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (ii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (ii);

(iii) a material reduction in Executive’s annual target bonus opportunity, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (iii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (iii); and

(iv) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location as of the date of this Agreement or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (iv).

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

8. Successors.

(a) The Company’s Successors. This Agreement will be binding on any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets and such successor will be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or that becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Executive Officer (or in the absence of a Chief Executive Officer, the President of the Company) and its Chief Legal Officer or General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

10. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Entire Agreement. This Agreement, together with the Retention Letter, the Development, Confidentiality and Noncompetition Agreement entered into between Executive and the Company and any written agreement between Executive and the Company, constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In the event of a termination of Executive’s employment in the circumstances described in the first paragraph of Section 4, the provisions of this Agreement (including, for the avoidance of doubt, the Retention Letter) are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity.

(d) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(h) Legal Expenses. In the event that Executive’s employment terminates during the Change in Control Period and the Company or Executive brings an action to enforce or effect its or his rights under this Agreement, then, without regard to the reason or reasons resulting in the termination of Executive’s employment with the Company, the Company will reimburse Executive for his costs and expenses incurred in connection with the action (including, without limitation, in connection with Executive defending himself against an action brought by the Company to enforce or effect its rights under this Agreement), including (but not limited to) the costs of mediation, arbitration, litigation, court fees, expert fees, witness expenses, and reasonable attorneys’ fees. Executive’s costs and expenses (as described above) will be paid to him by the Company in advance of the final disposition of the underlying action and within thirty (30) days of Executive’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred. This right to reimbursement will be subject to the following additional requirements: (i) Executive must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment. With respect to an action originally initiated by Executive, Executive agrees to repay the Company all costs and expenses advanced under this Section 10(h) in the event that it is ultimately determined by an entity of competent jurisdiction that Executive did not prevail on at least one material issue in such action.

(i) Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

o O o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	REALNETWORKS, INC.

By:

Title:

EXECUTIVE	By:

Title:

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Agreement and Release (“Agreement”) is made by and between             (“Executive”) and RealNetworks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, in connection with the Executive’s termination of employment effective [Click And Type Date], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, Executive hereby agrees as follows:

1. Consideration, Payment of Salary and Receipt of All Benefits. The Company will provide Executive with the Severance Benefits set forth in the Change in Control and Severance Agreement entered into between the Parties effective             (the “CIC and Severance Agreement”), in accordance with the terms and conditions of such agreement.

2. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; [the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act]1; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev. Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12.005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.12.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law (Wash. Rev. Code §§ 49.48.010 to 49.48.190) and/or any of the laws of any other state or municipality;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).

[1]	[To be included only if Executive is age 40 and over.]

3. [Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.]1, 2

4. Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, may have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

5. Non-disparagement, No-hire, and Non-solicitation. Executive agrees to comply with the provisions of Section 4(b) of the CIC and Severance Agreement (relating to non-disparagement, no-hire and non-solicitation) for such applicable period of time as set forth therein.

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8. Governing Law. This Agreement shall be governed by the laws of the State of Washington without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of Washington.

[2]	[This language may be revised to provide for a longer period (e.g., 45 days) for Executive to consider the Agreement, as required by applicable law.]

9. Effective Date. [Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).] 1 [This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).]3

10. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, Executive executed this Agreement on the respective dates set forth below.

[CLICK & TYPE EMPLOYEE NAME], an individual

Dated:
[Click and Type Employee Name]

[3]	[Include for employee if he is under the age of 40 in lieu of the alternative language preceding it.]